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                      STROOCK & STROOCK & LAVAN LLP

                               180 Maiden Lane
                           New York, NY 10038-4982

                               Phone 212-806-5400
                                Fax  212-806-6006






November 17, 1997

LASER Mortgage Management, Inc.
51 John F. Kennedy Parkway
Short Hills, New Jersey 07078

Ladies and Gentlemen:

We have acted as counsel to LASER Mortgage Management, Inc., a Maryland corporation (the "Company"), in connection with the preparation of a Form S-11 registration statement ( the "Registration Statement") filed with the Securities and Exchange Commission on September 26, 1997 (No. 333-35673), as amended through the date hereof, with respect to the offering and sale (the "Offering") of up to 15,000,000 shares of common stock, par value $0.001 per share, of the Company (the "Common Stock"). You have requested our opinions regarding certain U.S. federal income tax matters in connection with the Offering.

In giving this opinion, we have examined (i) the Company's Articles of Incorporation, as duly filed with the Secretary of State of the Commonwealth of Maryland in September 1997; (ii) the Company's Restated and Amended Articles of Incorporation, a form of which is filed as an exhibit to the Registration Statement, (iii) the Company Bylaws; (iv) the Registration Statement; including the prospectus contained as part of the Registration Statement (the "Prospectus"); and (v) such other documents as we have deemed necessary or appropriate for purposes of this opinion.


                        [LETTERHEAD]
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                           Stroock & Stroock & Lavan LLP


LASER Mortgage Management, Inc.
November 17, 1997
Page 2

   In connection with the opinions rendered below, we have assumed that (i) each of the documents referred to above has been duly authorized, executed, and delivered, (ii) each of the documents referred to above is authentic, if an original, or is accurate, if a copy, and has not been amended, (iii) during its short taxable year ending December 31, 1997 and future taxable years, the Company will operate in a manner consistent with the representations contained in the certificate, dated November 17, 1997 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), (iv) the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year, and (v) no action will be taken by the Company, after the date hereof, that would have the effect of altering the facts upon which we have based the opinions set forth below.

   Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

      (a) the Company's organization and proposed method of operation will enable it to qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with the Company's short taxable year ending December 31, 1997;

      (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects.

   We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

   We note that our opinions expressed herein are based on our examination of the law, our review of the documents described above, the statements and representations referred to above, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof, currently in effect. These opinions will not be binding on the Internal Revenue Service (the "Service"), and there can be no assurance that the Service will not challenge the conclusions stated herein or that, if the issue were decided in court, such a challenge would not ultimately succeed. Further, there can be no assurance that future legislative or administrative changes or future court decisions or the inaccuracy of any statements or

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                           Stroock & Stroock & Lavan LLP


LASER Mortgage Management, Inc.
November 17, 1997
Page 3

representations on which we have relied may not significantly affect the continuing validity of these opinions.

   We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the references to Stroock & Stroock & Lavan LLP under the caption "Federal Income Tax Considerations" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

   The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or with respect to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.

Very truly yours,


/s/ Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP